NEWS RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION REPORTS
SECOND QUARTER 2010 RESULTS

FORT WORTH, Texas, July 29, 2010 — RadioShack Corporation, a leading national retailer of innovative mobile and technology products, services and accessories, today reported results for the second quarter ended June 30, 2010.

Total net sales and operating revenues for the 2010 second quarter increased 4.7% to $1.01 billion, compared to $965.7 million for the 2009 second quarter.  Net income for the first quarter increased 8.6% to $53.0 million, or $0.41 per diluted share, compared with net income of $48.8 million, or $0.39 per diluted share, reported for the same period last year.  Comparable store sales for company-operated stores and kiosks increased 6.7% during the 2010 second quarter, compared with the 2009 second quarter.

“In the second quarter, we worked hard to continue to strengthen our brand with particular emphasis on the mobility sector.  We are pleased with the response to date and are focused on continuing to deliver a high-quality shopping experience for our customers,” said Julian C. Day, chairman and chief executive officer.  “In addition, our partnerships with LIVESTRONG and Team RadioShack are transforming our brand and helping us engage with consumers and raise brand awareness.”

“This quarter we increased our marketing spend to emphasize our mobility focus and we believe the overall results we achieved reflect the success of this strategy,” said Jim Gooch, executive vice president and chief financial officer.  “We also increased our investment in inventory primarily related to the strong growth in our wireless platform.”

Mr. Gooch added that RadioShack recently completed a pilot of wireless kiosk locations inside Target stores and now plans to rollout kiosks in the majority of Target store locations by mid-2011.  The full mobile service, titled "Bullseye Mobile", will begin rolling out to select Target stores August 15, 2010.

The Company also said that it entered into an agreement with one of its wireless service providers pertaining to upfront commissions. The effects of the agreement have been reflected in the June 30, 2010 consolidated financial results.  Details of the agreement are discussed in Note 6 in the Notes to Consolidated Financial Statements in the quarterly report on Form 10-Q filed today.

RadioShack ended the second quarter with a cash balance of $931.1 million.  Inventories stood at $646.2 million at the end of the quarter, up $68.0 million compared to the end of the 2009 second quarter.  Capital expenditures in the 2010 second quarter totaled $13.4 million, compared to $17.7 million in the 2009 second quarter.  The

RadioShack 2Q 2010 Earnings Release, 7.29.10                                       Page 2 of 7

company now anticipates capital expenditures will be in the range of $90 million to $110 million in 2010, down from a range of $100 million to $120 million previously.

Second Quarter Results

The 4.7% increase in total net sales and operating revenues for the 2010 second quarter was driven by a $52.5 million or 6.4% increase in sales generated by U.S. company-operated stores.  This increase was partially offset by a $7.9 million decrease in kiosk sales.  The decrease in kiosk sales was attributable to fewer kiosk locations and the closure of Sprint-branded kiosks in August 2009, partially offset by strong comparable store revenue gains in Sam’s Club kiosk locations.  The increase in other sales of $1.1 million was primarily due to sales growth in company-operated stores in Mexico.

The 6.7% increase in comparable store sales for company-operated stores and kiosks during the 2010 second quarter was driven by higher postpaid wireless sales, the addition of T-Mobile as a third postpaid wireless carrier in company-operated stores, and higher sales of prepaid wireless handsets and airtime.  These increases were partially offset by a decline in sales of  digital converter boxes.  Consolidated sales of converter boxes were $8.0 million in the 2010 second quarter compared to $54.4 million in the 2009 second quarter.  Sales of digital-to-analog converter boxes resulted from the transition of television broadcast signals in the United States from analog to digital only, which occurred in June 2009.

Consolidated gross profit for the 2010 second quarter was $480.6 million, or 47.5% of net sales, compared with $444.8 million, or 46.1% of net sales, for the 2009 second quarter.  The second quarter gross margin was positively impacted by the reduction in sales of lower-margin digital converter boxes.

Consolidated selling, general and administrative (SG&A) expenses for the 2010 second quarter were $364.5 million, or 36.0% of sales, compared with $335.7 million, or 34.8% of sales, for the 2009 second quarter.  The increase in SG&A expenses in the second quarter resulted primarily from increased investment in advertising and employee incentive compensation.

Second-quarter 2010 operating income was $96.3 million, or 9.5% of sales, up 9.8% compared with second-quarter 2009 operating income of $87.7 million, or 9.1% of sales.

Six Months Results

Total net sales and operating revenues for the six months ended June 30, 2010 increased 4.3% to $2.05 billion, compared with the same period in 2009.  Comparable same-store sales for company-operated stores and kiosks increased 5.7% in the first half of 2010, compared with 2009.

Consolidated sales of converter boxes were $18.6 million in the first six months of 2010, compared to $126.8 million in the first half of 2009.

Consolidated gross profit for the first six months of 2010 was $972.5 million, or 47.4% of sales, compared to $912.4 million, or 46.4% of sales, in the same period of 2009.

RadioShack 2Q 2010 Earnings Release, 7.29.10                                       Page 3 of 7

Consolidated SG&A expenses for the first six months of 2010 were $745.2 million, compared to $701.5 million in 2009.  As a percent of sales, SG&A expenses in the first six months of 2010 were 36.3% of sales, compared to 35.6% in 2009.

Operating income for the first half of 2010 was $187.1 million, or 9.1% of sales, up 11.5% compared to the first half of 2009 operating income of $167.8 million, or 8.5% of sales.

Net income for the first six months of 2010 increased 12.2% to $103.1 million, or $0.81 per diluted share, compared with net income of $91.9 million, or $0.73 per diluted share, reported for the same period last year.

Other Information

Shareholders may obtain a hard copy of RadioShack’s fiscal 2009 complete audited financial statements free of charge by contacting RadioShack Shareholder Services at 817-415-3021 or by writing to Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environment and Company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, availability of products and other risks associated with the Company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed on Feb. 22, 2010.

About RadioShack Corporation
RadioShack is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry. RadioShack's retail network includes 4,680 company-operated stores in the United States and Mexico, more than 530 wireless phone kiosks in the United States, and approximately 1,300 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com.

The Shack® is a registered trademark licensed by RadioShack Corporation.

Financial Tables Follow

RadioShack 2Q 2010 Earnings Release, 7.29.10                                       Page 4 of 7

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except for per share amounts)	2010	2009	2010	2009

Net sales and operating revenues	$1,011.4	$965.7	$2,053.1	$1,967.8
Cost of products sold (includes depreciation amounts of $1.9 million, $2.2 million, $3.9 million, and $4.8 million, respectively)	530.8	520.9	1,080.6	1,055.4
Gross profit	480.6	444.8	972.5	912.4

Operating expenses:
Selling, general and administrative	364.5	335.7	745.2	701.5
Depreciation and amortization	19.4	21.1	39.5	42.6
Impairment of long-lived assets	0.4	0.3	0.7	0.5
Total operating expenses	384.3	357.1	785.4	744.6

Operating income	96.3	87.7	187.1	167.8

Interest income	0.7	1.5	1.3	3.0
Interest expense	(10.7)	(11.1)	(20.6)	(22.6)

Income before income taxes	86.3	78.1	167.8	148.2
Income tax expense	33.3	29.3	64.7	56.3

Net income	$53.0	$48.8	$103.1	$91.9

Net income per share:

Basic	$0.42	$0.39	$0.82	$0.73

Diluted	$0.41	$0.39	$0.81	$0.73

Shares used in computing net income per share:

Basic	125.8	125.4	125.8	125.4

Diluted	128.2	125.8	128.0	125.6

RadioShack 2Q 2010 Earnings Release, 7.29.10                                       Page 5 of 7

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,	June 30,
(In millions)	2010	2009	2009
Assets
Current assets:
Cash and cash equivalents	$931.1	$908.2	$930.8
Accounts and notes receivable, net	311.9	322.5	205.2
Inventories	646.2	670.6	578.2
Other current assets	122.8	114.4	91.0
Total current assets	2,012.0	2,015.7	1,805.2

Property, plant and equipment, net	263.4	282.3	290.7
Goodwill, net	39.8	38.9	39.7
Other assets, net	80.5	92.4	107.4
Total assets	$2,395.7	$2,429.3	$2,243.0

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt, including current maturities of long-term debt	$356.3	$41.6	$55.7
Accounts payable	185.4	223.0	190.0
Accrued expenses and other current liabilities	275.5	359.0	275.9
Income taxes payable	7.4	30.9	6.2
Total current liabilities	824.6	654.5	527.8

Long-term debt, excluding current maturities	324.1	627.8	664.4
Other non-current liabilities	87.5	98.7	89.1
Total liabilities	1,236.2	1,381.0	1,281.3

Stockholders’ equity	1,159.5	1,048.3	961.7
Total liabilities and stockholders’ equity	$2,395.7	$2,429.3	$2,243.0

RadioShack 2Q 2010 Earnings Release, 7.29.10                                       Page 6 of 7

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
(In millions)	2010	2009
Cash flows from operating activities:
Net income	$103.1	$91.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43.4	47.4
Amortization of discount on convertible notes	7.3	6.8
Impairment of long-lived assets	0.7	0.5
Stock-based compensation	7.5	6.1
Other non-cash items	8.0	7.3
Changes in operating assets and liabilities:
Accounts and notes receivable	11.0	38.4
Inventories	38.6	64.2
Other current assets	(4.2)	9.6
Accounts payable, accrued expenses, income taxes payable and other	(173.4)	(128.8)
Net cash provided by operating activities	42.0	143.4

Cash flows from investing activities:
Additions to property, plant and equipment	(25.7)	(43.9)
Proceeds from sale of property, plant and equipment	0.1	0.1
Net cash used in investing activities	(25.6)	(43.8)

Cash flows from financing activities:
Changes in outstanding checks in excess of cash balances, net	5.2	16.4
Proceeds from exercise of stock options	1.3	--
Net cash provided by financing activities	6.5	16.4

Net increase in cash and cash equivalents	22.9	116.0
Cash and cash equivalents, beginning of period	908.2	814.8
Cash and cash equivalents, end of period	$931.1	$930.8

RadioShack 2Q 2010 Earnings Release, 7.29.10                                       Page 7 of 7

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting and Other Selected Financial Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2010	2009	2010	2009

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$873.9	$821.4	$1,773.6	$1,683.9
Kiosks	55.5	63.4	112.7	125.7
Other	82.0	80.9	166.8	158.2
	$1,011.4	$965.7	$2,053.1	$1,967.8

Operating income:
U.S. RadioShack company-operated stores	$161.5	$152.3	$325.3	$318.1
Kiosks	6.1	3.9	14.6	4.6
Other	8.5	9.9	18.5	19.6
	176.1	166.1	358.4	342.3
Unallocated	(79.8)	(78.4)	(171.3)	(174.5)
Operating income	96.3	87.7	187.1	167.8

Interest income	0.7	1.5	1.3	3.0
Interest expense	(10.7)	(11.1)	(20.6)	(22.6)
Income before income taxes	$86.3	$78.1	$167.8	$148.2

Sales for the U.S. RadioShack company-operated stores segment increased $52.5 million or 6.4% to $873.9 million in the 2010 second quarter when compared with the same period last year.  The table below provides a breakdown of sales drivers for U.S. RadioShack company-operated stores in the 2010 second quarter compared to the same period last year for each business platform.

Platform (1)	% Sales Change 2Q 2010 vs. 2Q 2009	Drivers of 2Q 2010 vs. 2Q 2009 Sales Change
Wireless	+61.4	Positive: Sprint Nextel postpaid wireless, T-Mobile postpaid wireless, AT&T postpaid wireless, and prepaid wireless handsets Negative: GPS products
Accessory	(25.4)(2)	Positive: Wireless accessories Negative: Digital converter boxes and imaging accessories
Modern home	(26.3)	Positive: Peripherals Negative: Digital televisions and netbooks
Personal electronics	(19.8)	Positive: E-Readers Negative: Cameras and digital music players
Power	(5.1)	Positive: Battery chargers Negative: Special purpose batteries, general purpose batteries
Technical	(3.0)	Negative: Connectivity products
Service	+6.5	Positive: Prepaid wireless airtime
Total U.S. company-operated stores	+6.4

(1)	For more information, refer to the RadioShack Corporation Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.
(2)
The decrease in sales of the accessory platform, excluding the effect of digital converter boxes, was 9.5%, 8.0% and 8.0% for 2Q 2010, 4Q 2009 and 2Q 2009, respectively, when compared with the same prior year periods.